EXHIBIT 97
OMNICOM GROUP INC.
CLAWBACK POLICY
Omnicom Group Inc. (the “Company”) has adopted this Clawback Policy (the “Clawback Policy”), effective as of December 1, 2023. Capitalized terms used in this Clawback Policy but not otherwise defined herein are defined in Section 11.
1.Persons Subject to Clawback Policy
This Clawback Policy shall apply to current and former Officers of the Company and is an amendment and restatement of the Company’s Executive Compensation Clawback Policy, adopted on March 29, 2010 (the “Prior Policy”). This Clawback Policy supersedes the Prior Policy in all respects.
2.Compensation Subject to Clawback Policy
This Clawback Policy shall apply to Incentive-Based Compensation received on or after October 2, 2023. For purposes of this Clawback Policy, the date on which Incentive-Based Compensation is “received” shall be determined in accordance with the Applicable Rules, which provide that Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
3.    Recovery of Compensation
In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly and in accordance with Section 4 below, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee has determined that recovery would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company. For clarity, the recovery of Erroneously Awarded Compensation under this Clawback Policy will not give rise to any person’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.
4.    Manner of Recovery; Limitation on Duplicative Recovery
The Committee shall, in its sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of Incentive-Based Compensation or Erroneously Awarded Compensation, reimbursement or repayment by any person subject to this Clawback Policy of the Erroneously Awarded Compensation, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing and subject to the Applicable Rules, to the extent this Clawback Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Clawback Policy from such person.
5.    Administration
This Clawback Policy shall be administered, interpreted and construed by the Committee in accordance with the Applicable Rules, including taking into account any negative discretion used when the Incentive-Based Compensation was paid. The Committee is authorized to make all determinations necessary, appropriate or advisable when administering, interpreting and construing this Clawback Policy. The Board of Directors of the Company (the “Board”) may re-vest in itself the authority to administer, interpret and construe this Clawback Policy in accordance with applicable law, and in such event references herein to the “Committee” shall be deemed to be references to the Board. Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Clawback Policy shall be final, conclusive and binding on all persons, including the Company and its affiliates, equityholders and employees. The Committee may delegate administrative duties with respect to this Clawback Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules.
6.    Interpretation
This Clawback Policy will be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Clawback Policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.
7.    No Indemnification; No Liability
The Company shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Clawback Policy, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Clawback Policy. None of the Company, any affiliate of the Company or any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this Clawback Policy.
8.    Application; Enforceability
Except as otherwise determined by the Committee or the Board, the adoption of this Clawback Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (the “Other Recovery Arrangements”); provided that, subject to the Applicable Rules, to the extent this Clawback Policy provides for recovery of Erroneously Awarded Compensation already recovered by such other policies or provisions, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Clawback Policy from such person. The remedy specified in this Clawback Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company or is otherwise required by applicable law and regulations.
9.Severability
The provisions in this Clawback Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Clawback Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
10.Amendment and Termination
The Board or the Committee may amend, modify or terminate this Clawback Policy in whole or in part at any time and from time to time in its sole discretion. This Clawback Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.
11.    Definitions
    “Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed.
“Committee” means the Compensation Committee of the Board or, if the Compensation Committee is not comprised solely of independent directors (as determined under the Applicable Rules), a majority of the independent directors serving on the Board.
“Erroneously Awarded Compensation” means the amount by which (i) the amount of Incentive-Based Compensation received by a current or former Officer exceeds (ii) the amount of Incentive-Based Compensation that would have been received by such current or former Officer based on the modified Financial Reporting Measure following such Restatement, as determined on a pre-tax basis and in accordance with the Applicable Rules.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements,

and any measures derived wholly or in part from such measures, including GAAP and non-GAAP financial measures, as well as stock or share price and total equityholder return.
“GAAP” means United States generally accepted accounting principles.
“Impracticable” means (a) the direct expenses paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (i) made reasonable attempt(s) to recover the Erroneously Awarded Compensation, (ii) documented such attempt(s), and (iii) provided such documentation to the relevant listing exchange or association, (b) to the extent permitted by the Applicable Rules, the recovery would violate the Company’s home country laws pursuant to an opinion of home country counsel; provided that the Company has (i) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such a violation, and (ii) provided such opinion to the relevant listing exchange or association, or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
“Incentive-Based Compensation” means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received (as determined in accordance with Section 2) by a person: (a) after such person began service as an Officer; (b) who served as an Officer at any time during the performance period for such compensation; (c) while the Company has a class of its securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.
“Officer” means each person who serves as an executive officer of the Company, as defined in Rule 10D-1(d) under the Exchange Act.
“Restatement” means an accounting restatement that the Company is required to prepare due to the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded pursuant to the Applicable Rules, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.
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